Exhibit 99.2

FireEye Announces John McGee as SVP, Worldwide Sales

Milpitas, CA, August 5, 2014 – FireEye, Inc. (NASDAQ: FEYE), the leader in stopping today’s advanced cyber attacks, today announced that John McGee, formerly Executive Vice President, Worldwide Field Operations for Informatica, has joined FireEye as the company’s Senior Vice President, Worldwide Sales. A veteran sales leader of EMC and Adobe and former President of Thunderhead, McGee will be responsible for scaling the global sales organization to support the next phase of growth at FireEye. McGee has a remarkable track record of running $1B+ businesses. Having recently helped Informatica grow to over $1B in sales as well as running a multi-billion dollar business at Adobe and prior to that EMC, McGee brings outstanding experience and leadership in building and scaling a global sales organization.

“FireEye is committed to protecting organizations around the world from today’s rapidly expanding and evolving advanced cyber attacks,” said David DeWalt, chairman of the board and CEO, FireEye. “Our global team has delivered on that commitment in just a few years’ time and the addition of John will bring new levels of expertise to continue that leadership. I have known John for 15 years and have first-hand experience working side by side with him in the trenches. His passion, energy and drive for excellence are exceptional.”

“The advanced attacks targeting businesses today have demanded that the industry reimagine its approach to security – an imperative that FireEye has truly pioneered,” said McGee. “With clear traction of their disruptive technologies and leading service offerings, the market is ready for a better, more complete approach, and I am thrilled to join FireEye and help drive this critical shift in the cybersecurity market.”

In addition to McGee, FireEye has also added new sales leadership in its European, and East and West regions in the Americas. As part of the new sales leadership team, Jeff Williams will transition to Senior Vice President, Americas Sales, reporting to McGee. In this capacity, Williams will drive sales in the Americas region and continue to be a vital part of the global executive management team.

About FireEye, Inc.

FireEye has invented a purpose-built, virtual machine-based security platform that provides real-time threat protection to enterprises and governments worldwide against the next generation of cyber attacks. These highly sophisticated cyber attacks easily circumvent traditional signature-based defenses, such as next-generation firewalls, IPS, anti-virus, and gateways. The FireEye Threat Prevention Platform provides real-time, dynamic threat protection without the use of signatures to protect an organization across the primary threat vectors and across the different stages of an attack life cycle. The core of the FireEye platform is a virtual execution engine, complemented by dynamic threat intelligence, to identify and block cyber attacks in real time. FireEye has over 2,500 customers across 65 countries, including over 150 of the Fortune 500.

Media contact:

Vitor De Souza

FireEye, Inc.

415-699-9838

vitor.desouza@fireeye.com

Investor contact:

Kate Patterson

FireEye, Inc.

408-321-4957

kate.patterson@fireeye.com

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